Exhibit 99.1

August 3, 2005


Quarterly Report
Second Quarter 2005


We are very pleased to report that our earnings per share on a diluted basis increased 14% over the first six months of 2005. This trend is a continuation of the positive earnings that Kentucky Bancshares experienced for the entire year of 2004.

Our net income for the second quarter was $1.5 million, or 56 cents per share after the effects of dilution. This is up by 10% from the results last year. For the same period in 2004, earnings were $1.4 million, or 51 cents per share. For this year to date we have now earned $1.05 per share versus 92 cents last year.

You will notice that our loans are up by 9.6% and deposits are up by 1.6% from a year ago. Much of this results from the relative economic strength of the markets that we currently serve. Credit quality remains good as reflected by both past dues and loan losses.

Our net interest margin continues to be something we constantly address. This is partly due to competitive pressures as more banks are continuing to open offices in the markets in which we already operate. This increases competition, but also validates our view that these are growing and very attractive communities in which to do business. The second factor contributing to the net interest margin issue is the growing need banks have for deposits in these markets. It is our anticipation that as interest rates continue to rise, pressure on our margin will ease somewhat.

Our annual shareholder meeting was held on May 10. This coincides with the regular rotation of board members at Kentucky Bank. We thank outgoing board members Dan Brewer (Nicholasville), Dr. Gus Bynum (Georgetown), Loren Carl (Versailles), Mary Beth Hendricks (Winchester), and Joel Techau (Cynthiana). New members welcomed to our board for the next year are Proctor Blair (Bourbon), Tricia Kittinger (Woodford), Betty Long (Harrison), George Lusby (Scott), Eva McDaniel, (Jessamine), and John Roche (Clark).


Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                      6/30/2005          6/30/2004           Change
Assets
  Cash & Due From Banks                             $  10,976,945      $  12,186,140          -9.9%
  Securities                                          120,385,001        133,324,406          -9.7
  Loans Held for Sale                                           -          6,903,181        -100.0
  Loans                                               366,840,594        334,589,735           9.6
  Reserve for Loan Losses                               4,431,400          4,093,267           8.3
    Net Loans                                         362,409,194        330,496,468           9.7
  Federal Funds Sold                                      216,000                  -           n/m
  Other Assets                                         31,812,011         34,181,803          -6.9
     Total Assets                                   $ 525,799,151      $ 517,091,998           1.7%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  69,855,638      $  68,640,580           1.8%
    Savings & Interest Checking                       133,459,608        138,672,346          -3.8
    Certificates of Deposit                           181,676,937        171,767,657           5.8
      Total Deposits                                  384,992,183        379,080,583           1.6
  Repurchase Agreements                                15,345,601         20,420,345         -24.9
  Other Borrowed Funds                                 75,468,197         70,178,400           7.5
  Other Liabilities                                     3,686,441          2,380,181          54.9
    Total Liabilities                                 479,492,422        472,059,509           1.6
  Stockholders' Equity                                 46,306,729         45,032,489           2.8
    Total Liabilities & Stockholders' Equity        $ 525,799,151      $ 517,091,998           1.7%


CONSOLIDATED INCOME STATEMENT

                                                  Six Months Ending                       Three Months Ending
                                                                   Percentage                              Percentage
                                         6/30/2005      6/30/2004    Change       6/30/2005      6/30/2004   Change

Interest Income                       $ 13,753,086    $ 12,729,634     8.0%     $ 7,032,935    $ 6,462,846     8.8%
Interest Expense                         5,146,761       4,391,591    17.2        2,648,161      2,195,888    20.6
  Net Interest Income                    8,606,325       8,338,043     3.2        4,384,774      4,266,958     2.8
Loan Loss Provision                        416,500         450,000    -7.4          166,600        195,000   -14.6
  Net Interest Income After Provis       8,189,825       7,888,043     3.8        4,218,174      4,071,958     3.6
Other Income                             3,388,042       3,306,906     2.5        1,834,185      1,744,442     5.1
Other Expenses                           7,773,424       7,626,107     1.9        3,954,071      3,801,974     4.0
  Income Before Taxes                    3,804,443       3,568,842     6.6        2,098,288      2,014,426     4.2
Income Taxes                               955,242         980,098    -2.5          582,340        575,620     1.2
  Net Income                          $  2,849,201    $  2,588,744    10.1      $ 1,515,948    $ 1,438,806     5.4
Net Change in Unrealized Gain (loss)
  on Securities                           (181,521)     (2,479,957)  -92.7          907,629     (2,851,951) -131.8
  Comprehensive Income                $  2,667,680    $    108,787  2352.2%     $ 2,423,577    $(1,413,145) -271.5%

Selected Ratios
  Return on Average Assets                    1.09%           0.99%                    1.23%          1.20%
  Return on Average Equity                    12.6            11.0                     14.2           13.7

  Earnings Per Share                       $  1.06         $  0.92                  $  0.56        $  0.51
  Earnings Per Share - assuming dilution      1.05            0.92                     0.56           0.51
  Cash Dividends Per Share                    0.46            0.42                     0.23           0.21
  Book Value Per Share                       17.25           16.07

  Market Price                               High             Low            Close
    Second Quarter '05                      $30.50          $28.05          $29.75
    First Quarter '05                       $31.00          $29.25          $30.50




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